Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Audacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.01 per share (“Class A Shares”)	457(a)	1,000,000	$2.21	$2,210,000	$92.70 per million dollars	$204.87

Total Offering Amounts			1,000,000		$2,210,000		$204.87

Total Fee Offsets

Net Fee Due							$204.87

(1)

Consists of 1,000,000 shares of Class A Common Stock, par value $0.01 per share, of Audacy, Inc. (the “Registrant”) initially authorized for issuance pursuant to the Audacy Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Registrant, combination or exchange of shares, dividend in kind or other like change in capital structure

(2)

The registration fee with respect to these Class A Shares has been computed in accordance with Rules 457(c) and 457(h) of the Securities Act, based upon the average of the reported high and low sale prices of the Class A Shares on the New York Stock Exchange on May 6, 2022.